EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement  on Form S-8 of A.P. Pharma, Inc. pertaining to the Company’s 2007 Equity Incentive Plan and 1997 Employee Stock Purchase Plan of our report dated March 26, 2007, relating to the financial statements of A.P. Pharma, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.  We also consent to the incorporation by reference of our report dated March 26, 2007, relating to the financial statement schedule which appears in such Annual Report on Form 10-K.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California
January 11, 2008